Exhibit 4.2

CYTEC INDUSTRIES INC.,

as Issuer

and

The Bank of New York Mellon,

as successor to JPMorgan Chase Bank, National Association,

as successor to PNC Bank, National Association,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of November 12, 2014,

Supplementing that certain

Indenture

Dated as of March 15, 1998, as supplemented and amended by

the First Supplemental Indenture, dated as of May 11, 1998

3.95% Senior Notes due 2025

i

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of November 12, 2014, between Cytec Industries Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of March 15, 1998 (the “Base Indenture”), as supplemented and amended by the First Supplemental Indenture, dated as of May 11, 1998 (the “First Supplemental Indenture” and together with the Base Indenture and this Fourth Supplemental Indenture, the “Indenture”), and as supplemented by the Second Supplemental Indenture, dated as of July 6, 2009 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture, dated as of March 12, 2013 (the “Third Supplemental Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 2.03 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 2.01 of the Base Indenture, and to provide for the issuance of the Notes (as defined below), as permitted by Section 2.03 of the Base Indenture, and to set forth the terms thereof;

WHEREAS, the Company desires to execute this Fourth Supplemental Indenture pursuant to Section 2.01 of the Base Indenture to establish the form, and pursuant to Section 2.03 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 3.95% Senior Notes due 2025 (the “Notes”), in an initial aggregate principal amount of $250,000,000. The Notes are a series of securities as referred to in Section 2.03 of the Base Indenture.

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 10.04 of the Base Indenture to the effect that the execution and delivery of this Fourth Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture, including Section 9.06 thereof, to the execution and delivery of this Fourth Supplemental Indenture to be complied with by the Company have been complied with;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture;

WHEREAS, all things necessary have been done by the Company to make this Fourth Supplemental Indenture, when executed and delivered by the Company, a valid and legally binding instrument; and

WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered in accordance with the provisions of the Indenture, the valid, legally binding obligations of the Company;

NOW, THEREFORE:

In consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

APPLICATION OF FOURTH SUPPLEMENTAL INDENTURE

Section 1.01. Application of Fourth Supplemental Indenture. Notwithstanding any other provision of this Fourth Supplemental Indenture, all provisions of this Fourth Supplemental Indenture, other than Section 4.08 hereof, are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other securities issued under the Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Fourth Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Fourth Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, will be treated as a single class for all purposes of this Fourth Supplemental Indenture, including waivers, amendments, redemptions and offers to purchase.

ARTICLE 2

DEFINITIONS

Section 2.01. Certain Terms Defined in the Indenture. For purposes of this Fourth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

Section 2.02. Definitions. For the benefit of the Holders of the Notes, Section 1.1 of the Base Indenture shall be amended by adding the following new definitions:

“Additional Notes” has the meaning specified in Section 3.02(b) hereto.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of such Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the

Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than to the Company or one of its Subsidiaries); (3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act), or any such person consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed to the Early Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes to the Early Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Early Call Date” has the meaning specified in Section 3.03(b)(i) hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Note” means, individually and collectively, each of the Notes in the form of Global Securities issued to the Depositary or its nominee, substantially in the form of Exhibit A.

“Initial Notes” has the meaning specified in Section 3.02(b) hereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Notes” has the meaning specified in the recitals hereto.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States.

“Principal Amount” means the aggregate principal amount of all Outstanding Initial Notes and Additional Notes.

“Quotation Agent” means, for the purposes of determining the redemption price for any optional redemption made pursuant to Section 3.03 hereof, a Primary Treasury Dealer appointed by the Company;

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a Substitute Rating Agency in lieu thereof.

“Redemption Date”, when used with respect to the Notes to be redeemed, means the date fixed for such redemption pursuant to the Indenture or this Fourth Supplemental Indenture.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc., RBS Securities Inc. or Wells Fargo Securities, LLC (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer; and (B) one or more other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its Principal Amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors of the Company) and which is reasonably acceptable to the Trustee as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its Principal Amount) equal to the Comparable Treasury Price for such Redemption Date.

“Trustee” has the meaning specified in the first paragraph hereto.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 3

FORM AND TERMS OF THE NOTES

Section 3.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two Officers of the Company. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(a) Global Note. The Notes shall be issued initially in permanent global form (the “Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary and registered in the name of Cede & Co., the Depositary’s nominee, duly executed on behalf of the Company and authenticated by the Trustee in accordance with Sections 2.04 and 2.05 of the Base Indenture.

(b) Book-Entry Provisions. This Section 3.01(b) shall apply only to the Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 3.01(b), authenticate and deliver each Global Note that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions.

Section 3.02. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a) Title. The Notes shall constitute a series of Securities having the title “3.95% Senior Notes due 2025”.

(b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (the “Initial Notes”) shall be $250,000,000. The Company may from time to time, without notice to or the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Notes. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.

(c) Maturity Date. The entire Outstanding principal of the Notes shall be payable on May 1, 2025.

(d) Interest Rate. The rate at which the Notes shall bear interest shall be 3.95% per annum; the date from which interest shall accrue on the Notes shall be November 12, 2014, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be May 1 and November 1 of each year, beginning May 1, 2015; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes are registered at the close of business on the Regular Record Date for such interest, which shall be the April 15 or October 15, as the case may be, immediately preceding such Interest Payment Date.

Section 3.03. Optional Redemption.

(a) The provisions of Article III of the Base Indenture, as amended by the provisions of this Fourth Supplemental Indenture, shall apply to the Notes.

(b) The Notes shall be redeemable, in whole or in part, at the Company’s option at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the Notes to be redeemed.

(i) If the Company chooses to redeem any Notes before February 1, 2025 (the “Early Call Date”), such Notes shall be redeemed at a redemption price equal to the greater of (1) 100% of the Principal Amount of the Notes to be redeemed on the Redemption Date, or (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed to the Early Call Date discounted to the Redemption Date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 25 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

(ii) If the Company chooses to redeem any Notes on or after the Early Call Date, such Notes shall be redeemed at a redemption price equal to 100% of the principal amount of the Notes to be so redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date.

(c) On and after the Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the Redemption Date, the Company shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Note to be redeemed on that date. If less than all of the Notes are to be redeemed, the Depositary shall select the Notes to be redeemed by lot in accordance with its operational arrangements. If the Notes are not Global Securities held by the Depositary, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee deems fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part.

(d) Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall, on the Redemption Date, become due and payable at the redemption price, plus accrued and unpaid interest, if any, to the Redemption Date, and from and after such Redemption Date (unless the Company shall default in the payment of the redemption price and accrued interest, if any) such Notes shall cease to bear interest.

Section 3.04. Repurchase of Notes upon a Change of Control.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company shall have exercised its option to redeem the Notes as described in Section 3.03 of this Fourth Supplemental Indenture, the Company shall be required to make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in this Section 3.04 and in the Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate Principal Amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased up to, but not including, the date of repurchase (the “Change of Control Payment”). With respect to the Notes, within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate Principal Amount of Notes or portions of Notes being repurchased.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Trust Indenture Act Controls. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Fourth Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 4.02. New York Law to Govern. The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.03. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.04. Severability. If any provision of this Fourth Supplemental Indenture or the Notes shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.

Section 4.05. Ratification. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fourth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 4.06. Effectiveness. The provisions of this Fourth Supplemental Indenture shall become effective as of the date hereof.

Section 4.07. Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this Fourth Supplemental Indenture.

Section 4.08. Notices. The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s good faith understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction, except to the extent such losses are determined by a court of competent jurisdiction to have been caused by the gross negligence or intentional misconduct of the Trustee. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

CYTEC INDUSTRIES INC.

By:	/s/ Daniel G. Darazsdi
Name: Daniel G. Darazsdi
Title: Vice President and Chief Financial Officer

By:	/s/ Jeffrey P. Fitzgerald
Name: Jeffrey P. Fitzgerald
Title: Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

Signature Page to Fourth Supplemental Indenture

EXHIBIT A

FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY AS REFERRED TO IN THE INDENTURE HEREINAFTER REFERENCED. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

REGISTERED	$250,000,000

NO.	CUSIP No.: 232820 AK6
ISIN No.: US232820AK60

CYTEC INDUSTRIES INC.

3.95% Senior Note due 2025

CYTEC INDUSTRIES INC., a Delaware corporation (the “Company”), promises to pay to Cede & Co., or its registered assigns, the principal amount of TWO HUNDRED FIFTY MILLION Dollars ($250,000,000) on May 1, 2025.

Interest Payment Dates: May 1 and November 1, commencing May 1, 2015.

Record Dates: April 15 and October 15.

Additional provisions of this Note are set forth on the other side of this Note. Such additional provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated: November 12, 2014

CYTEC INDUSTRIES INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 12, 2014

THE BANK OF NEW YORK MELLON, as Trustee,

By:
Authorized Signatory

[REVERSE OF GLOBAL NOTE]

3.95% Senior Note due 2025

1.	Interest

Cytec Industries Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually on May 1 and November 1 of each year, commencing May 1, 2015. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 12, 2014. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the record date (whether or not a business day) immediately preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) may be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of March 15, 1998, as supplemented and amended by the First Supplemental Indenture, dated as of May 11, 1998, and the Fourth Supplemental Indenture, dated as of November 12, 2014 (the “Fourth Supplemental Indenture”), between the Company and the Trustee, as successor to JPMorgan Chase Bank, National Association, as successor to PNC Bank, National Association (collectively, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. 77aaa-77bbb), as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior unsecured obligations of the Company initially limited to $250,000,000 aggregate principal amount (subject to Section 2.11 of the Indenture).

5.	Further Issuance

The Company may from time to time, without notice to or the consent of the Holders of the Notes, issue additional Notes (the “Additional Notes”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Notes. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.

6.	Optional Redemption

The Notes may be redeemed, in whole or in part, at the Company’s option at any time or from time to time. In such event, the Company shall notify the Trustee of its decision to redeem the Notes, in whole or in part, as provided in the Indenture. The redemption price for the Notes to be redeemed on any Redemption Date before February 1, 2025 (the “Early Call Date”) shall be calculated by the Company and shall be equal to the greater of the following amounts: (i) 100% of the Principal Amount of the Notes to be redeemed on the Redemption Date, or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed to the Early Call Date discounted to the Redemption Date on a semi-annual basis at the Treasury Rate, plus 25 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date. The redemption price for the Notes to be redeemed on any Redemption Date on or after the Early Call Date shall be equal to 100% of the principal amount of the Notes to be so redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a Redemption Date shall be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture. The redemption price shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its Principal Amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having an actual or interpolated maturity comparable to the

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remaining term of the Notes to be redeemed to the Early Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes to the Early Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations; or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States.

“Quotation Agent” means, for the purposes of determining the redemption price for any optional redemption made pursuant to Section 3.03 of the Fourth Supplemental Indenture and this Note, a Primary Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc., RBS Securities Inc. or Wells Fargo Securities, LLC (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer; and (B) one or more other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its Principal Amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

On and after the Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the Redemption Date, the Company shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Note to be redeemed on that date.

In the case of any partial redemption, selection of the Notes for redemption will be made as set forth in Section 3.03(c) of the Fourth Supplemental Indenture; provided that no Note of $2,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

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7.	Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to the Redemption Date.

8.	Repurchase upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company shall be required to make an offer to repurchase the Notes on the terms set forth in Section 3.04 of the Fourth Supplemental Indenture.

9.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12.	Discharge and Defeasance

Subject to certain conditions and in accordance with Sections 8.01 and 8.02 of the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

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13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (ii) the Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Holder, or to evidence and provide for the acceptance of appointment of a successor Trustee or separate Trustee (or to change any provisions of the Indenture relating to such appointment).

14.	Defaults and Remedies

Under the Indenture, Events of Default include (i) the Company defaults in any payment of interest, if any, on the Notes when the same becomes due and payable and such default continues for a period of 30 days; (ii) the Company defaults in the payment of principal of or premium, if any, on the Notes when the same becomes due and payable at their Stated Maturity or upon redemption, declaration, required repurchase or otherwise; (iii) the Company fails to comply with any covenants or agreements on the part of the Company in the Notes or in the Indenture with respect to the Notes, and such failure continues for 60 days after the notice specified below; (iv) certain events of bankruptcy, insolvency or reorganization of the Company; or (v) an event of default, as defined in any indenture or instrument evidencing or under which the Company has at the date of the Indenture or shall thereafter have outstanding at least $50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, or such aggregate principal amount of indebtedness shall not be paid when due, and such acceleration or nonpayment shall not be rescinded or annulled within 30 days after notice thereof shall have been given to the Company by the Trustee (if such event be known to it), or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding; provided, however, that, for the purposes of this subsection (v), the Company shall not be deemed to be in default if it shall be contesting in good faith its liability for the payment of the principal in question, and shall have been advised by its counsel that it has a meritorious defense thereto; and provided further that, if such event of default under such indenture or instrument shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders.

A Default under clause (iii) of this Section 14 with respect to the Notes is not an Event of Default with respect to the Notes until the Trustee or the Holders of at least 25% in

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principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default (other than an Event of Default specified in clauses (iv) of this Section 14 with respect to the Notes occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest with respect to such series shall be due and payable immediately. An Event of Default specified in clause (iv) of this Section 14 will result in the Notes being due and payable immediately upon the occurrence of such an Event of Default.

The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes.

A Holder of the Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) such Holder gives to the Trustee written notice stating that an Event of Default with respect to the Notes is continuing; (ii) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

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17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

19.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

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SCHEDULE OF INCREASES OR DECREASES IN PRINCIPAL AMOUNT

The initial principal amount of this Note is $250,000,000. The following increases or decreases in this Note have been made:

Date of Redemption or Repurchase	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal amount of this Note following such decrease or increase	Notation Made by or on Behalf of Trustee

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